As filed with the Securities and Exchange Commission on November 2, 2026

Registration No. 333-40313

Registration No. 333-81039

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-4 REGISTRATION STATEMENT NO. 333-40313

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-4 REGISTRATION STATEMENT NO. 333-81039

UNDER

THE SECURITIES ACT OF 1933

CBIZ, INC.

(Exact name of registrant as specified in its charter)

Delaware	7389	22-2769024
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

5959 Rockside Woods Blvd. N., Suite 600

Independence, Ohio 44131

(216) 447-9000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Jim Peko

Chief Executive Officer

CBIZ, Inc.

5959 Rockside Woods Blvd. N., Suite 600

Independence, Ohio 44131

(216) 447-9000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Benjamin P. Schaye

Matthew B. Rogers

Daisy Wu

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Approximate date of commencement of proposed sale of the securities to the public: Not applicable.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by CBIZ, Inc., a Delaware corporation (the “Company”), relate to the following registration statements on Form S-4 (each, a “Registration Statement” and collectively, the “Registration Statements”):

1.

Registration Statement No.  333-40313, filed by the Company under its former name, International Alliance Services, Inc., with the Securities and Exchange Commission (the “SEC”) on November 14, 1997, as amended on December 9, 1997, registering up to 7,729,468 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be offered from time to time in connection with acquisitions; and

2.

Registration Statement No.  333-81039, filed by the Company under its former name, Century Business Services, Inc., with the SEC on June 18, 1999, as amended on August 11, 1999, September 24, 1999, December 30, 1999 and February 1, 2000, registering up to 15,000,000 shares of Common Stock to be offered from time to time in connection with acquisitions.

On November 2, 2026, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 28, 2026, by and among the Company, Viking ParentCo, Inc., a Delaware corporation (“Parent”), and Viking MergerCo, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities registered under the Registration Statements but unsold as of the date hereof, including any shares of Common Stock. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 2, 2026. No other person is required to sign these Post-Effective Amendments on behalf of the registrant in reliance upon Rule 478 under the Securities Act of 1933, as amended.

CBIZ, Inc.

By:	/s/ Jim Peko
Name: Jim Peko
Title: Chief Executive Officer